Exhibit 99.1

Digital Brands Group Announces 1-for-40 Reverse Stock Split to Solidify Continued Nasdaq Compliance; Reduces Outstanding Common Stock Float To Approximately 557,000 Shares

Austin, Texas – July 17, 2026 – DBGI Corp. (NASDAQ:DBGI) (the “Company”), a publicly traded company specializing in eCommerce and fashion today announced to solidify its long-term market footing, that it will effect a 1-for-40 reverse stock split (the “Reverse Stock Split”) of its common stock, par value $0.0001 per share (“Common Stock”).

The Reverse Stock Split is intended to increase the closing bid price of the Common Stock above $1.00 per share, and to enable the Company to manage continued compliance with The Nasdaq Capital Market (“Nasdaq”) Listing Rule 5550(a)(2).

The Reverse Stock Split will become effective on July 24, 2026, at 12:01 a.m., Eastern Time, and the Common Stock will open for trading on Nasdaq on a reverse split-adjusted basis under the existing ticker symbol “DBGI.” Following the execution of the Reverse Stock Split, the new CUSIP number for the Common Stock will be 25401N 606. The Reverse Stock Split reduces the number of shares of outstanding Common Stock from approximately 23 million shares to approximately 575,000 shares. At the effective time of the Reverse Stock Split, every forty shares of Common Stock either issued and outstanding or held as treasury stock will be automatically reclassified into one new share of Common Stock. The total number of shares of Common Stock authorized for issuance will be reduced by a corresponding proportion from 1,000,000,000 shares to 25,000,000 shares of Common Stock. The par value per share of the Common Stock will remain unchanged at $0.0001 per share.

No fractional shares will be issued in connection with the Reverse Stock Split. Fractional shares resulting from the Reverse Stock Split will be rounded up to the nearest whole share.

Clear Trust LLC is acting as transfer and exchange agent for the Reverse Stock Split. Registered stockholders who hold shares of Common Stock are not required to take any action to receive post-Reverse Stock Split shares. Stockholders owning shares via a broker, bank, trust or other nominee will have their positions automatically adjusted to reflect the Reverse Stock Split, subject to such broker’s particular processes, and will not be required to take any action in connection with the Reverse Stock Split.

The Company, in coordination with its specialized legal counsel and ShareIntel, is monitoring all clearinghouse ledger adjustments on a continuous daily basis to ensure absolute transparency, equity registry accuracy, and regulatory compliance throughout this transition period.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. We focus on owning the customer’s “closet share” by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Forward-looking Statements

The information in this press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks” or other similar expressions. Such statements may include, but are not limited to, statements about the Reverse Stock Split and the timing thereof, as well as the trading of the Common Stock, the Company’s ability to increase its closing bid price above $1.00 per share of Common Stock and its ability to manage compliance with the minimum bid price requirement for continued listing on Nasdaq. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties that may cause actual results to differ significantly. Further information on factors that could cause DBG’s actual results to differ materially from the results anticipated by DBG’s forward-looking statements is included in the reports the Company has filed with the U.S. Securities and Exchange Commission. DBG does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.